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Exhibit 10.27

Dr. Todd Lorenz c/o Corgentech Inc.	February 1, 2001

Dear Todd:

        It is with great pleasure that I invite you to join the Corgentech team. We are building an exciting, new company dedicated to the discovery, development and commercialization of novel therapies for cardiovascular diseases and other significant health conditions. As you know, our most advanced product is entering Phase III clinical development and is projected to be approved for marketing in 2004. If successful, this product will alleviate a major cardiovascular health risk and thereby generate substantial revenues on a worldwide basis. We also have various research stage projects that we anticipate will result in additional clinical candidates.

        The most important component of any successful company is its people. To accomplish successfully our goals, we are assembling a world-class team to support our research and development efforts. Your position at Corgentech would be Chief Medical Officer reporting to the President & CEO. We would request that commence your employment at Corgentech as soon as possible.

        Your duties at Corgentech would include:

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  Management of the clinical development efforts of the Company, including the design and execution of clinical trials;
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  Management of the Clinical Advisory Boards;
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  Coordination with Research in the identification and assessment of preclinical candidates; and
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  Building the Medical Affairs organization.

        There are four components to your compensation package for this position:

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  First, the base salary is $230,000 per year.
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  Second, subject to approval of the Board of Directors, a stock option grant to purchase 300,000 shares of Common Stock in Corgentech Inc. exercisable at $0.10 per share. This stock option vests over four years with 25% of the grant vesting on your first anniversary date and the remainder of the option vesting in years two through four at a monthly rate of 1/48 of the total amount of the grant. You will also be eligible for additional stock grants as part of your annual review of compensation.
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  Third, the Company provides full benefits under its healthcare plans including health, life, vision and dental benefits. Our benefits administrator, StaffAdmin Systems, Inc., will provide additional details on the benefits package. You will be entitled to three weeks vacation per year. At the end of five years of service, the Company provides all employees with a six week paid sabbatical. The Company recognizes the importance of, and will support your attendance at, a reasonable number of professional conferences each year as well as membership in professional organizations.
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  Fourth, if you are terminated for any reason other than Cause (defined below) during the first twelve (12) months of your employment, then you shall be entitled to receive salary and health benefits for: (i) twelve (12) months after such date of termination, or (ii) until you obtain new employment, whichever is earlier. If you are terminated for any reason other than Cause after the first twelve (12) months of your employment, then you shall be entitled to receive salary and health benefits for: (i) six (6) months after such date of termination, or (ii) until you obtain new employment, whichever is earlier. Cause is defined as your acts or omissions that constitute gross negligence, willful misconduct, fraud, criminal conduct, bad faith or malfeasance.

        Before the commencement of employment, we would request that you sign a confidentiality agreement and a proprietary inventions agreement. Copies of those agreements will be provided to you separately. We hope that you will agree to join Corgentech as we build an organization dedicated to improving patient health by addressing unmet medical needs, and providing substantial value for our shareholder and co-workers. Please indicate your acceptance by signing below. Welcome to Corgentech!

Sincerely,

/s/ JOHN P. MCLAUGHLIN John P. McLaughlin President & CEO	/s/ TODD LORENZ Todd Lorenz

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  Exhibit 10.27